Exhibit 99.1

FOR IMMEDIATE RELEASE

MISCOR Group Reports Continued Profitability and Improved Results for Third Quarter 2011

MASSILLON, OHIO, Nov. 15, 2011 –MISCOR Group, Ltd. (MIGL.PK), a provider of outsourced maintenance and electro-mechanical repair and complementary services, today announced financial results for the third quarter ended Oct. 2, 2011, highlighted by a third consecutive quarter of profitability achieved amid significant restructuring, changed senior leadership, and a refocused strategic plan implemented over the last year.

“We are encouraged by our improved operating results this quarter and remain confident in our ability to sustain cost reduction efforts and drive demand for our products and services,” stated Michael P. Moore, President and CEO of MISCOR Group. “We continue to proactively build strategic partnerships and to solidify customer relationships, giving us cause to be optimistic about the future.”

During the quarter, revenues from continuing operations increased $0.5 million or 6.7% to $8.5 million, reflecting a 12.8% increase in service revenues and a slight economic recovery in many markets served. Gross profits from continuing operations during the quarter totaled $1.9 million or 22.3% of revenues, compared to $1.3 million during the prior year period, a 610 basis point improvement in gross margin.

Selling, general and administrative (SG&A) expenses from continuing operations finished the quarter at $1.7 million compared to $2.1 million during the third quarter of last year, a 625 basis point improvement as a percentage of sales, reflecting a well-executed management plan focused on cost reduction efforts.

Interest expense from continuing operations decreased slightly during the quarter, mainly due to reduced levels of borrowings on the revolving line of credit, partially offset by an increase in expenses associated with the Company’s subordinated debt.

Net income for the third quarter ended at $0.4 million, or $0.03 per basic and fully diluted common share, compared to a net loss of ($1.0) million, or a $0.09 loss per basic and fully diluted common share during the third quarter last year. The improved results primarily reflected stronger operating margins, realized efficiencies, reduced SG&A expenses, particularly within the Industrial Services segment, and increased income from discontinued operations related to the HK Engine Components subsidiary.

For the nine months ended 2011, the Company reported a 3.7% increase in net revenues to $26.0 million, compared to $25.1 million for the same period last year, due to improvements in both volume and pricing. Gross profits from continuing operations totaled $5.4 million or 20.8% of revenues, up from $4.2 million or 16.6% of revenues from last year. SG&A expenses from continuing operations were $4.9 million during this period, compared to $6.6 million during the same period last year, reflecting a 750 basis point improvement as a percentage of sales. Net income ended at $1.1 million, or $0.09 per basic and fully diluted common share, compared to a net loss of ($2.8) million, or a $0.24 loss per basic and fully diluted common share during the nine months ended last year.

“This year management has capitalized on the opportunity to improve gross margins via strategic sourcing and enhanced efficiencies, which have enabled us to continue productivity improvement efforts with improved operating results.” Moore continued. “As MISCOR continues to earn preferred credit terms from suppliers, we have been able to purchase necessary materials at reduced premiums, with a positive result on our sales and operating margins throughout the year.”

About MISCOR Group, Ltd.

Massillon, Ohio-based MISCOR Group, Ltd. (MIGL.PK) provides electrical and mechanical solutions to industrial, commercial and institutional customers through two segments: Industrial Services, consisting of the Company’s maintenance and repair services to several industries, including electric utilities, wind power, transportation, chemical, oil, pulp and paper, metal manufacturing and forming, and repairing, manufacturing, and remanufacturing industrial lifting magnets for the steel and scrap industries; and Rail Services, consisting of the Company’s manufacturing of power assemblies, engine parts, and other components related to large diesel engines.

MISCOR is in the process of upgrading its senior credit facility, which is expected to reduce interest expense, provide increased credit availability, and eliminate financially restrictive covenants. In addition, MISCOR expects to repay or extend $4.0 million of subordinated debt prior to its scheduled maturity date of November 2011. MISCOR also expects to repay or extend $1.8 million of subordinated debt prior to its scheduled maturity of March 2012. These obligations, coupled with previously recurring losses, caused our auditors to express doubt in their report on our December 31, 2010 financial statements as to our ability to continue as a going concern. No adjustments to the reported financial information have been made that may result from this uncertainty.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “could,” “will,” or variations of such words and similar expressions are intended to identify forward-looking statements. These forward-looking statements reflect the Company’s views, expectations and beliefs at the time such statements were made with respect to such matters, and may cover such items as the Company’s future plans, objectives, events, contract pricing and results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that make the timing, extent, likelihood and degree of occurrence of these matters difficult to predict. Risk Factors include, among others: price of raw materials, ability to win and service competitively priced new contracts in sufficient amounts to operate and expand effectively, employee turnover, ability to compete in highly competitive, geographically diverse marketplaces, ability to complete planned divestitures and varying and sometimes volatile economic conditions. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. MISCOR Group, Ltd. undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release is issued. You are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.